Exhibit 99.1

Zoom Telephonics Reports Results for the First Quarter of 2016

- Revenues Grow 54% Sequentially With Introduction of Motorola Brand -

Boston, MA, May 5, 2016 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communications products, today reported financial results for the first quarter ended March 31, 2016 (“Q1 2016”).

The Company reported net sales of $2.72 million for Q1 2016, up 53.7% from $1.77 million in Q4 2015 and down 11.1% from $3.06 million in Q1 2015.  The sequential rise in sales from Q4 2015 to Q1 2016 was due to the introduction of Zoom’s first Motorola brand products, with carefully limited distribution that will dramatically increase in Q2 2016.

Gross profit was 30.7% of net sales in Q1 2016, up from 27.8% of net sales in Q4 2015 as higher margin Motorola products started shipping.  Year over year gross profit was down from 31.3% of net sales in Q1 2015.  The year over year decreases in gross profit and gross margin for Q1 2016 were primarily due to the lower sales level, amortization of capitalized certification costs of Motorola brand products, and costs related to price reductions and short-term price rebates.

Operating expenses were $1.56 million or 57.4% of net sales in Q1 2016 compared to $1.2 million or 67.9% of net sales in Q4 2015 and $0.93 million or 30.4% of net sales in Q1 2015.  Increased operating expenses compared to Q1 2015 were primarily due to Motorola brand royalty payments, increases in personnel expenses in connection with Zoom’s new Motorola cable modem line, increased costs for stock options, and higher legal and audit costs.

Zoom reported a net loss of $728 thousand or $0.05 per share for Q1 2016, compared to a net loss of $724 thousand or $0.05 per share for Q4 2015 and net income of $5 thousand or $0.00 per share for Q1 2015.  Zoom’s cash balance on March 31, 2016 was $303 thousand. The company has no bank debt, an unused line of credit of $1.25 million, working capital of $3.8 million, and a current ratio of 2.8.

           “In Q1 2016 we accomplished our goal of successfully launching three new Motorola brand cable modems,” said Frank Manning, Zoom’s President and CEO.  “This started what we expect to be a significant sales ramp as Zoom dramatically expands the number of retail stores carrying our Motorola brand products in the second quarter of 2016.  Our expenses have increased in connection with licensing, developing, advertising, and supporting Motorola brand products, but we believe these expenses are appropriate given the opportunity.  We are far along toward introducing our next three Motorola brand cable modems and gateways in the coming months, and we remain excited about the opportunity.”

Zoom has scheduled a conference call for Friday, May 6 at 10:00 a.m. Eastern Time.  You may access the conference call by dialing (866) 393-7958 if you are in the U.S. and international callers may dial (706) 643-5255.  The conference ID is 6520482.  Shortly after the conference call, a recording of the call will be available on Zoom’s website at www.zoomtel.com/investor.

For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com/investor.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: risks relating to introduction and sale of our Motorola brand products; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

 ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheets
In thousands
(Unaudited)

	3/31/16	12/31/15

ASSETS

Current assets:

Cash	$303	$1,847
Accounts receivable, net	1,423	1,079
Inventories, net	3,316	2,785
Prepaid expenses and other	859	381

Total current assets	5,901	6,092

Property and equipment, net	192	205

Other assets	621	573
Total assets	$6,714	$6,870

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$––	$––
Accounts payable	1,578	1,423
Accrued expenses	530	293

Total current liabilities	2,108	1,716
Total liabilities	2,108	1,716

Stockholders’ equity:

Common stock and additional paid-in capital	38,280	38,100

Retained earnings (accumulated deficit)	(33,674)	(32,946)
Total stockholders’ equity	4,606	5,154
Total liabilities and stockholders’ equity	$6,714	$6,870

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended
	3/31/16	3/31/15

Net sales	$2,721	$3,059
Cost of goods sold	1,887	2,102

Gross profit	834	957

Operating expenses:
Selling	746	409
General and administrative	469	249
Research and development	347	271
Total operating expenses	1,562	929

Operating profit (loss)	(728)	28

Other income (expense), net	––	(23)

Income (loss) before income taxes	(728)	5

Income tax expense (benefit)	––	––

Net income (loss)	$(728)	$5

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.05)	$(0.00)
Diluted Earnings (loss) per share	$(0.05)	$(0.00)

Weighted average number of shares outstanding:
Basic	13,568	7,985
Diluted	13,568	7,999